Exhibit 99.2

Cleantech Solutions International Extends Exclusivity Period under Agreement with ECrent for Sharing Economy Platform Development

Wuxi, Jiangsu Province, China – September 13, 2017 – Cleantech Solutions International, Inc. (“Cleantech Solutions” or “the Company”) (NASDAQ: CLNT) today announced that it has entered into Amendment No. 1 to the Exclusivity Agreement with ECrent Capital Holdings Limited (“ECrent”), a private company incorporated in British Virgin Islands focusing on developing and operating of a global rental platform to promote sharing economy across 30 countries and regions (the “Amendment”), which amends the Exclusivity Agreement dated June 11, 2017 by and between the Company and ECrent (the “Exclusivity Agreement”).

Pursuant to the Amendment, the Company and ECrent agreed to extend the exclusivity period under the Exclusivity Agreement to a period of six months commencing from June 11, 2017.

About Cleantech Solutions International

Cleantech Solutions, through its affiliated companies, designs, manufactures and distributes a line of proprietary high and low temperature dyeing and finishing machinery to the textile industry.  The Company's latest business initiatives are focused on targeting the technology and global sharing economy markets, by developing online platforms and rental business partnerships that will drive the global development of sharing through economical rental business models.

About ECrent Capital Holdings Limited

Ecrent Capital Holdings Limited operates ECrent platforms and local business operations across 30 countries and regions, including Greater China, Taiwan, Canada, Brazil, Argentina, Mexico, Thailand, India, Indonesia, Singapore, Malaysia, Philippines, Vietnam, Cambodia, Japan, Korea, Australia, New Zealand, United Kingdom, Germany, France, Poland, Switzerland, Netherlands, Denmark, Russia, Italy, Spain, Portugal, Greece. ECrent promotes sharing economy through rent to reduce environmental damage caused by excessive consumption.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary and affiliated companies and certain potential transactions that they may enter into. These forward looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website, including factors described in "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Form 10-K for the year ended December 31, 2016 and in our Form 10-Q for the quarter ended June 30, 2017. All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

Company Contacts:

Cleantech Solutions International, Inc.

Investor Relations

E-mail: parkson.yip@cleantechsolutionsinternational.com

+852-31060372

Web: www.cleantechsolutionsinternational.com

Compass Investor Relations

Elaine Ketchmere, CFA

Email: eketchmere@compass-ir.com

+1-310-528-3031

Web: www.compassinvestorrelations.com

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